Exhibit 10.2

FIRST AMENDMENT
TO THE
SYMETRA FINANCIAL CORPORATION
 SENIOR EXECUTIVE CHANGE IN CONTROL PLAN

WHEREAS, Symetra Financial Corporation, a Delaware corporation (the “Company”), Sumitomo Life Insurance Company, a mutual company (sougo kaisha) organized under the laws of Japan (“Sumitomo”) and SLIC Financial Corporation, a Delaware corporation and wholly-owned subsidiary of Sumitomo, are parties to an Agreement and Plan of Merger, dated as of August 11, 2015 (the “Merger Agreement”);

WHEREAS, the Company maintains the Symetra Financial Corporation Senior Executive Change in Control Plan, which was adopted effective March 5, 2013 (the “Plan”);

WHEREAS, under Section 6.6(a) of the Plan, the Company has the right to amend, terminate or partially terminate the Plan at any time in accordance with the procedures set forth in Section 6.6(b) of the Plan;

WHEREAS, the Merger Agreement and the Company Disclosure Letter thereunder permit the Company to amend the Plan to prohibit the amendment or termination of the Plan during the 24-month period following the Effective Time (as defined in the Merger Agreement);

WHEREAS,  Sumitomo has previously agreed either under the Merger Agreement and the Company Disclosure Letter thereunder or subsequent to the execution of the Merger Agreement that, in the case of certain key executives of the Company who participate in the Plan and who entered into a letter agreement, dated August 10, 2015, with Sumitomo in connection with the execution of the Merger Agreement or a letter agreement, dated September 23, 2015, with the Company (each such executive, a “Specified Participant” and each such letter, a “Letter Agreement”), the definition of “Constructive Termination” under the Plan shall conform to the terms of the Letter Agreements; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”)  administers the Plan and has determined that it is in the best interests of the Company to (A) amend the Plan as permitted under the Merger Agreement and the Company Disclosure Letter thereunder or by Sumitomo subsequent to execution of the Merger Agreement and (B) with respect to a Specified Participant, interpret the Plan in a manner that, to the extent that there is an inconsistency between the Plan and the applicable Letter Agreement, the terms of such Letter Agreement shall control.

NOW, THEREFORE, effective as of and subject to the consummation of the transactions contemplated under the Merger Agreement:

A.	The Plan is amended in the following respects:

1.     The following definitions shall be added to Article I, and the definitions  thereunder shall be re-numbered accordingly:

““Board” means the board of directors of the Company.

“Effective Time” means time of consummation of the transactions contemplated under the Merger Agreement.

“Letter Agreement” means the letter agreement entered into by a Specified Participant and (x) Sumitomo, dated August 10, 2015 or (y) the Company, dated September 23, 2015.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of August 11, 2015, by and among the Company, Sumitomo and SLIC Financial Corporation, a Delaware corporation and wholly-owned subsidiary of Sumitomo.

“Specified Participant” means a Participant who entered into a Letter Agreement and is designated as (x) an “Executive” in the Merger Agreement or (y) a “Specified Employee” by the Compensation Committee in the resolutions dated on or about January 25, 2016.

 “Sumitomo” means Sumitomo Life Insurance Company, a mutual company (sougo kaisha) organized under the laws of Japan.”

2.     The first sentence of Section 1.10, which contains the definition of “Constructive Termination”, shall be replaced with the following:

““Constructive Termination” means Participant’s resignation or threatened resignation that Participant declares, by prior written notice delivered to the secretary of the Company within 90 days of the breach, to be due to (i) a material decrease in his/her salary, (ii) a material diminution in the authority, duties or responsibilities of Participant’s position or (iii) in the case of a Specified Participant, following the Effective Time, Sumitomo or the Company failing to pay or provide the Specified Participant  with the compensation and benefits set forth in the Letter Agreement or otherwise committing a breach of the Letter Agreement (which remains uncured after written notice and a reasonable opportunity to cure is afforded).  Notwithstanding anything herein to the contrary, no Specified Participant shall be permitted to claim “Constructive Termination” resulting from the transactions contemplated by the Merger Agreement and/or any changes to the Specified Participant’s compensation, benefits or reporting relationships that are contemplated under the Letter Agreement and occur within ninety (90) days following the Effective Time.”

3.     Section 6.6 shall be amended by adding the following subsection (c) to the end thereof:

“(c)      Effective Time
             For the period of 24 months immediately following the Effective Time, the Company may not amend, terminate or partially terminate the Plan.”

B.	In the case of a Specified Participant, to the extent that there is an inconsistency between the Plan and applicable Letter Agreement, the terms of such Letter Agreement shall control.

C.	Except as expressly modified hereby, the terms and provisions of the Plan shall remain in full force and effect.

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IN WITNESS WHEREOF, the undersigned officer certifies that the Compensation Committee of the Company’s Board of Directors has approved this amendment to the Plan in all material respects.

SYMETRA FINANCIAL CORPORATION

By:	/s/ Christine A. Katzmar Holmes
Christine A. Katzmar Holmes
Senior Vice President